First Choice Bancorp Announces First Quarter 2019 Financial Results

and Declares a Quarterly Cash Dividend of $0.20 Per Share

Current Quarter Highlights

●	Net income of $7.0 million, or $0.59 per diluted share

●	Net interest margin increases to 5.50%

●	Return on average assets and average equity of 1.8% and 11.3%

●	Total loans held for investment increased $22.6 million, or 7.2% annualized

●	Noninterest-bearing deposits at 44.1% of total deposits

●	Second quarter of 2019 cash dividend of $0.20 per share declared

●	Received regulatory approval to consolidate two branch locations effective at the close of business on May 17, 2019

Cerritos, CA, April 29, 2019 – First Choice Bancorp (NASDAQ: FCBP), (the “Company”), the holding company of First Choice Bank (the “Bank”), today reported net income for the first quarter of 2019 of $7.0 million, or $0.59 per diluted share, compared to net income of $6.7 million, or $0.56 per diluted share, for the fourth quarter of 2018.

“Our first quarter results represent another record level of profitability for the Company,” said Peter Hui, Chairman of the Board of the Company. “Our consistent performance and strong financial position enable us to continue to return capital to shareholders through dividends and stock buybacks.”

“We are pleased that we were able to continue to deliver a higher level of earnings as we generate organic balance sheet growth and begin to realize the synergies from the Pacific Commerce Bancorp acquisition,” said Robert M. Franko, President and CEO of the Company. “Despite the first quarter being a seasonally lighter period for loan demand, we were able to generate 7% annualized growth in our loan portfolio and produce a strong quarter of income from the sale of SBA loans. Our balance sheet continues to be well positioned in this interest rate sensitive environment and we saw further expansion in our net interest margin in the first quarter. Our loan pipeline remains relatively healthy and we continue to see good trends in asset quality.”

STATEMENT OF INCOME

Operating Results for the First Quarter 2019

Net Interest Income

Net interest income for the first quarter of 2019 was $19.2 million, a decrease of $310 thousand, from $19.5 million for the fourth quarter of 2018 due primarily to lower interest income of $246 thousand and higher interest expense of $64 thousand. The decrease in interest income was due primarily to there being two less days in the first quarter compared to the fourth quarter of 2018, lower interest income on correspondent bank balances, lower dividend income from the FHLB, and lower net discount accretion on acquired loans. Interest income was positively impacted by higher average loan balances and loan yields. The increase in interest expense includes higher borrowing costs of $251 thousand due primarily to higher average balances and rates offset by lower deposit costs of $187 thousand due to lower average interest-bearing deposits balances.

Net Interest Margin

Net interest margin for the first quarter of 2019 increased 16 basis points to 5.50% from 5.34% for the fourth quarter of 2018.

The increase in the net interest margin is due primarily to higher loan yields offset partly by higher funding costs. The loan yield for the first quarter of 2019 increased 13 basis points to 6.62% from 6.49% for the fourth quarter of 2018. The higher loan yield was driven by higher market rates on new loan production and loan repricing and was partially offset by lower accretion of net discounts on acquired loans.

Scheduled and accelerated accretion of net discounts on loans acquired in the acquisition of Pacific Commerce Bancorp (“PCB”) contributed $1.3 million, or 38 basis points to the first quarter of 2019 net interest margin, compared to $1.6 million, or 43 basis points in the fourth quarter of 2018. The fourth quarter of 2018 also benefited from a special $100 thousand FHLB dividend which increased the net interest margin by 3 basis points. There was no special FHLB dividend in the first quarter of 2019. The following chart shows the impact of scheduled accretion from acquired loans, accelerated discount accretion due primarily to early loan payoffs and prepayment penalties, and the special FHLB dividend on net interest income and the net interest margin for the periods indicated:

	Three Months Ended
	March 31, 2019		December 31, 2018		Variance
	Interest Income	Yield	Interest Income	Yield	Interest Income	Yield
	(dollars in thousands)
Net interest margin	$19,192	5.50%	$19,502	5.34%	$(310)	0.16%
Less:
Scheduled accretion income	526	0.15%	807	0.22%	(281)	(0.07)%
Accelerated accretion and prepayment penalties	783	0.23%	774	0.21%	9	0.02%
FHLB special dividend income	—	—%	100	0.03%	(100)	(0.03)%
Core net interest margin	$17,883	5.12%	$17,821	4.88%	$62	0.24%

Cost of funds increased 7 basis points to 85 basis points for the first quarter of 2019 compared to 78 basis points for the fourth quarter of 2018 due primarily to average borrowings representing a higher percentage of total funding sources. Average total borrowings increased $35.0 million in the first quarter of 2019 while average interest bearing deposits decreased $70.7 million. Average noninterest-bearing deposits decreased $4.4 million during the first quarter to $561.9 million from $566.3 million for the fourth quarter of 2018. Average noninterest-bearing deposits represented 46.1% of total deposits for the first quarter of 2019 compared to 43.8% for the fourth quarter of 2018.

Noninterest Income

Noninterest income for the first quarter of 2019 was $2.1 million, an increase of $553 thousand from $1.6 million for the fourth quarter of 2018 due primarily to higher gains on sale of SBA loans, service charges and fees on deposit accounts, and other income. SBA loans sold totaled $18.6 million, resulting in a gain on sale of $928 thousand in the first quarter of 2019 compared to $13.3 million in SBA loans sold, resulting in a gain on sale of $639 thousand in the fourth quarter of 2018. Service charges and fees on deposit accounts increased $103 thousand in the first quarter of 2019 due to waiving deposit fees for PCB customers for one month in the prior quarter in recognition of the system integration work completed during 2018. Other income for the first quarter of 2019 included an annual Bank Enterprise Award of $233 thousand from the U.S. Treasury’s Community Development Financial Institutions Fund to recognize the Company’s efforts in providing affordable housing development and small business loans within distressed communities; there was no similar income in the prior quarter. Conversely, the fourth quarter of 2018 included a $92 thousand cash return from an equity investment for which there was no similar income in the first quarter of 2019.

Noninterest Expense

Noninterest expense for the first quarter of 2019 decreased $139 thousand to $10.7 million from $10.8 million for the fourth quarter of 2018. The decrease was primarily attributable to an $859 thousand decrease in merger, integration and public company registration costs in the first quarter of 2019 which was partially offset by a $400 thousand impairment charge related to the right-of-use assets for operating leases and fixed assets for the anticipated branch consolidations. Salaries and employee benefits increased $693 thousand due primarily to seasonally higher first quarter payroll taxes and lower deferral of loan origination costs.

Effective May 17, 2019, the Company will be consolidating two branch offices in an effort to further streamline our operations following the PCB acquisition. The Little Tokyo branch will be closed and consolidated with the 6th and Figueroa branch and the San Diego branch operations will be consolidated into our Carlsbad branch. The San Diego location will remain as a loan production office. The Company expects the consolidation of these branches to result in a one-time charges of approximately $400 thousand and annualized cost savings of $300 thousand starting in the second quarter of 2019.

The operating efficiency ratio was 50.2% in the first quarter of 2019, compared with 51.4% in the fourth quarter of 2018. Excluding the impact of the merger, integration and public company registration costs, the operating efficiency ratio was 47.3% in the fourth quarter of 2018.

Income Taxes

Income tax expense was $3.3 million for the first quarter of 2019, compared to $3.1 million for the fourth quarter of 2018. The effective tax rate remained at 31.7% for the first quarter of 2019 and the fourth quarter of 2018. The effective tax rate for the full year of 2019 is expected to be approximately 30%.

STATEMENT OF FINANCIAL CONDITION

Loan Portfolio

Total loans held for investment increased $22.6 million, or 1.8%, to $1.27 billion at March 31, 2019. The increase was due primarily to organic growth across most of the Company’s major lending areas. During the first quarter of 2019, new loan commitments totaled $79.1 million, including $40.0 million in construction and commercial real estate loans, $4.5 million in SBA loans, and $34.6 million in commercial and industrial loans. The Company originates SBA loans, some of which are retained in the Company’s portfolio, and some of which are sold in the secondary market. Total loans held for sale decreased

$9.9 million during the first quarter to $18.1 million at March 31, 2019.

Deposits

Total deposits decreased $37.2 million, or 3.0%, to $1.22 billion at March 31, 2019. Non-maturity deposits decreased $52.7 million offset by an increase in time deposits of $15.6 million. The decrease in non-maturity deposits, including noninterest-bearing deposits, is attributed primarily to our deposit customers’ seasonal cash needs. The increase in time deposits includes a $36.9 million increase in wholesale time deposits offset by a $21.3 million decrease in retail time deposits due to maturities that were not renewed at our current offer rates. Noninterest-bearing deposits totaled $535.9 million and represented 44.1% of total deposits at March 31, 2019 compared to $546.7 million and 43.7% at December 31, 2018.

Credit Quality

Non-performing loans totaled $1.7 million at March 31, 2019 and December 31, 2018, and represented 0.10% and 0.11% of total assets, respectively. Net recoveries for the first quarter of 2019 were $20 thousand, or 0.01% of average loans on an annualized basis, compared to net charge-offs of zero for the fourth quarter of 2018.

Loan delinquencies (30-89 days) totaled $2.6 million, or 0.20% of total loans held for investment at March 31, 2019, compared to $484 thousand, or 0.04% of total loans held for investment at December 31, 2018.

The Company recorded a provision for loan losses of $350 thousand for the first quarter of 2019. The provision for loan losses relates primarily to net growth in the loan portfolio. The allowance for loan losses represented 0.90% of total loans held for investment and 684.6% of nonperforming loans at March 31, 2019, compared with 0.88% and 642.0% at December 31, 2018. At March 31, 2019, the net carrying value of loans acquired through the PCB acquisition totaled $339.5 million and included a remaining net discount of $8.7 million. Such discount is available to absorb losses on the acquired loans and represented 0.68% of total gross loans held for investment.

Operating Leases

With the adoption of the new lease accounting standard (ASC 842) effective January 1, 2019, the Company recognized operating lease right-of-use assets and operating lease liabilities on the balance sheet. At March 31, 2019, the balance of operating lease right-of-use assets and operating lease liabilities totaled $5.3 million and $5.6 million, respectively. Prior to January 1, 2019, operating leases were not recorded on the Company’s balance sheet.

CAPITAL POSITION

Capital Ratios

At March 31, 2019, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a “well-capitalized’’ financial institution.

Bank Only	March 31, 2019	December 31, 2018
Total Capital (to Risk-Weighted Assets)	14.45%	14.18%
Tier 1 Capital (to Risk-Weighted Assets)	13.51%	13.26%
CET1 Capital (to Risk-Weighted Assets)	13.51%	13.26%
Tier 1 Capital (to Average Assets)	12.73%	12.03%

Stock Repurchase Program

During the first quarter of 2019, the Company repurchased 315,946 shares at an average price of $21.55 and a total cost of $6.8 million under the stock repurchase program announced in December 2018. The remaining number of shares authorized to be repurchased under this program was 847,771 shares at March 31, 2019.

Quarterly Cash Dividend Declared

On April 25, 2019, the Company declared a cash dividend of $0.20 per share payable on or about May 23, 2019 to shareholders of record on May 9, 2019.

About First Choice Bancorp

First Choice Bancorp, headquartered in Cerritos, California, is the sole shareholder of, and the registered bank holding company for, First Choice Bank. As of March 31, 2019, First Choice Bancorp had total consolidated assets of $1.65 billion. First Choice Bank, also headquartered in Cerritos, California, is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small-to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans with a specialization in providing financial solutions for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through 11 full service branches, and 1 lending office located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency, personalized services and financial solutions and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance, permit investors to effectively analyze financial trends of our business activities, and enhance comparability with peers across the financial services sector. These non-GAAP financial measures are not a substitute for GAAP measures and should be read in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation, tax rates and the impact of the acquisition of Pacific Commerce Bancorp and Pacific Commerce Bank. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ materially from those set forth in the forward-looking statements due to a variety of factors, including the risk factors described in documents filed by the Company with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President & Chief Executive Officer

or

Lynn M. Hopkins, 562.263.8327

Executive Vice President & Chief Financial Officer

First Choice Bancorp and Subsidiary

Financial Highlights and Selected Ratios (unaudited):

	At or for the three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(dollars in thousands, except per share amounts)
Total interest income	$21,839	$22,085	$11,189
Total interest expense	2,647	2,583	1,637
Net interest income	19,192	19,502	9,552
Provision for loan losses	350	400	200
Net interest income after provision for loan losses	18,842	19,102	9,352
Total noninterest income	2,116	1,563	563
Total noninterest expense	10,694	10,833	6,677
Income before taxes	10,264	9,832	3,238
Income taxes	3,256	3,119	859
NET INCOME	$7,008	$6,713	$2,379

Total assets	$1,649,759	$1,622,501	$947,676
Total loans held for investment	1,273,577	1,250,981	789,430
Total deposits	1,215,170	1,252,339	758,801
Noninterest-bearing deposits	535,867	546,713	197,503

Selected financial highlights and ratios:
Dividends declared per common share	$0.20	$0.20	$0.20
Net income per share-diluted	$0.59	$0.56	$0.33
Return on average assets (annualized)	1.8%	1.7%	1.1%
Return on average equity (annualized)	11.3%	10.8%	8.9%
Return on tangible equity (1) (annualized)	16.7%	16.0%	8.9%
Net interest margin	5.50%	5.34%	4.38%
Cost of deposits	0.8%	0.7%	0.8%
Cost of funds	0.9%	0.8%	0.9%
Efficiency ratio (1)	50.2%	51.4%	66.0%
Noninterest-bearing deposits to total deposits	44.1%	43.7%	26.0%
Equity to assets ratio	15.0%	15.3%	11.2%
Tangible common equity ratio (1)	10.7%	10.9%	11.2%
Book value per share	$21.30	$21.16	$14.68
Tangible book value per share (1)	$14.45	$14.33	$14.68

(1) Non-GAAP measure. See GAAP to non-GAAP reconciliation.

First Choice Bancorp and Subsidiary

Condensed Consolidated Balance Sheets (unaudited)

	March 31, 2019	December 31, 2018
	(dollars in thousands, except per share amounts)
ASSETS
Cash and due from banks	$10,352	$17,874
Interest-bearing deposits at other banks	197,330	176,502
Federal funds sold	3,000	3,000
Total cash and cash equivalents	210,682	197,376
Investment securities, available-for-sale	29,064	29,543
Investment securities, held-to-maturity	5,311	5,322
Equity securities, at fair value	2,590	2,538
Restricted stock investments, at cost	12,867	12,855
Loans held for sale	18,147	28,022
Total loans held for investment	1,273,577	1,250,981
Allowance for loan losses	(11,426)	(11,056)
Total loans held for investment, net	1,262,151	1,239,925
Accrued interest receivable	5,560	5,069
Premises and equipment	1,673	1,973
Operating leases right-of-use assets, net	5,338	—
Servicing asset	3,351	3,186
Deferred taxes	6,875	8,666
Goodwill	73,425	73,425
Core deposit intangible	6,380	6,576
Other assets	6,345	8,025
TOTAL ASSETS	$1,649,759	$1,622,501

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$535,867	$546,713
Money market, interest checking and savings	423,220	465,123
Time deposits	256,083	240,503
Total deposits	1,215,170	1,252,339
Short term borrowings	160,000	104,998
Senior secured debt	14,200	8,450
Operating lease liabilities	5,633	—
Other liabilities	6,621	8,645
Total liabilities	1,401,624	1,374,432
Total shareholders’ equity	248,135	248,069
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,649,759	$1,622,501

Shares outstanding	11,650,020	11,726,074
Book value per share	$21.30	$21.16
Tangible book value per share	$14.45	$14.33

Condensed Consolidated Statements of Income (unaudited)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(dollars in thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$20,916	$20,838	$10,621
Interest on investment securities	236	224	239
Interest on deposits in financial institutions	445	697	260
Dividends on FHLB and other stock	242	326	69
Total interest income	21,839	22,085	11,189
INTEREST EXPENSE
Interest on savings, interest checking and money market accounts	1,239	1,353	819
Interest on time deposits	1,005	1,078	616
Interest on borrowings	403	152	202
Total interest expense	2,647	2,583	1,637
Net interest income	19,192	19,502	9,552
Provision for loan losses	350	400	200
Net interest income after provision for credit losses	18,842	19,102	9,352
NONINTEREST INCOME
Gain on sale of loans	928	639	247
Service charges and fees on deposit accounts	540	437	215
Net servicing fees	234	191	153
Other income	414	296	(52)
Total noninterest income	2,116	1,563	563
NONINTEREST EXPENSE
Salaries and employee benefits	6,223	5,530	4,020
Occupancy and equipment	1,423	1,070	520
Professional fees	419	515	304
Data processing	604	757	421
Office, postage and telecommunications	272	297	192
Deposit insurance and regulatory assessments	195	121	111
Loan related	214	155	84
Customer service related	477	416	140
Merger, integration and public company registration costs	—	859	374
Amortization of core deposit intangible	196	199	—
Other expenses	671	914	511
Total noninterest expense	10,694	10,833	6,677
Income before taxes	10,264	9,832	3,238
Income taxes	3,256	3,119	859
Net income	$7,008	$6,713	$2,379

Net income per share-diluted	$0.59	$0.56	$0.33
Weighted average shares - diluted	11,813,018	11,880,163	7,200,057

First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
Interest-earning assets:	(dollars in thousands)
Loans (1)	$1,280,743	$20,916	6.62%	$1,274,253	$20,838	6.49%	$774,292	$10,621	5.56%
Investment securities	37,094	236	2.58%	35,890	224	2.48%	39,505	239	2.46%
Due from banks	80,800	427	2.14%	120,553	682	2.24%	67,059	260	1.57%
Federal funds sold/resale agreements	3,000	18	2.43%	3,000	15	1.98%	—	—	—%
FHLB and other bank stock	13,891	242	7.07%	13,890	326	9.31%	3,933	69	7.10%
Total interest-earning assets	1,415,528	21,839	6.26%	1,447,586	22,085	6.05%	884,789	11,189	5.13%

Noninterest-earning assets	107,729			114,588			9,668
Total assets	$1,523,257			$1,562,174			$894,457

Interest-bearing liabilities:
Interest checking	$118,882	$309	1.05%	$148,935	$408	1.09%	$191,281	$504	1.07%
Money market accounts	271,980	868	1.29%	281,829	873	1.23%	91,144	164	0.73%
Savings accounts	34,357	62	0.73%	41,358	72	0.69%	69,611	151	0.88%
Time deposits	170,365	730	1.74%	201,523	862	1.70%	123,994	449	1.47%
Brokered time deposits	60,699	275	1.84%	53,382	216	1.61%	51,594	168	1.32%
Total interest-bearing deposits	656,283	2,244	1.39%	727,027	2,431	1.33%	527,624	1,436	1.10%
Short term and other borrowings	36,123	230	2.58%	4,321	26	2.38%	47,814	188	1.58%
Senior secured notes	11,894	173	5.90%	8,727	126	5.73%	1,122	13	4.77%
Total interest-bearing liabilities	704,300	2,647	1.52%	740,075	2,583	1.38%	576,560	1,637	1.15%

Noninterest-bearing liabilities:
Demand deposits	561,868			566,276			206,752
Other liabilities	8,921			8,297			3,756
Shareholders’ equity	248,168			247,526			107,389

Total liabilities and shareholders’ equity	$1,523,257			$1,562,174			$894,457

Net interest spread		$19,192	4.74%		$19,502	4.67%		$9,552	3.98%
Net interest margin			5.50%			5.34%			4.38%

Total deposits	$1,218,151	$2,244	0.75%	$1,293,303	$2,431	0.75%	$734,376	$1,436	0.79%
Total funding sources	$1,266,168	$2,647	0.85%	$1,306,351	$2,583	0.78%	$783,312	$1,637	0.85%

(1) Average loans include net discounts and net deferred fees. Interest income on loans includes $231 thousand, $154 thousand, and $31 thousand related to the accretion of net deferred loans fees and $984 thousand, $1.4 million, and $170 thousand related to accretion of discounts for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018, respectively.

First Choice Bancorp and Subsidiary

Loan Composition

	March 31, 2019		December 31, 2018
	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Construction and land development	$185,798	14.6%	$184,177	14.7%
Real estate:
Residential	54,841	4.3%	57,443	4.6%
Commercial real estate - owner occupied	186,696	14.7%	179,494	14.3%
Commercial real estate - non-owner occupied	382,115	30.0%	401,665	32.2%
Commercial and industrial	307,175	24.1%	281,718	22.5%
SBA loans	156,781	12.3%	146,462	11.7%
Consumer	163	—%	159	—%
Total loans held for investment, net of discounts	$1,273,569	100.0%	$1,251,118	100.0%
Net deferred loan costs(fees)	8		(137)
Total loans held for investment	$1,273,577		$1,250,981
Allowance for loan losses	(11,426)		(11,056)
Total loans held for investment, net	$1,262,151		$1,239,925

	March 31, 2019	December 31, 2018
	(dollars in thousands)
Gross loans held for investment (1)	$1,285,699	$1,263,891
Unamortized net discounts(2)	(12,130)	(12,773)
Net unamortized deferred origination costs(fees)	8	(137)
Total loans held for investment	$1,273,577	$1,250,981

(1)	Gross loans includes purchased credit impaired loans with a net carrying value of $2.6 million, or 0.20% of gross loans at March 31, 2019, and $2.6 million, or 0.21% of gross loans at December 31, 2018.

(2)	Unamortized net discounts includes discounts related to the retained portion of SBA loans and net discounts on acquired loans. At March 31, 2019, unamortized net discounts totaled $12.1 million of which $8.7 million was associated with loans acquired in the PCB acquisition and expected to be accreted into interest income over a weighted average life of 5.6 years.

First Choice Bancorp and Subsidiary

Allowance for Loan losses

	For the three months ended
	March 31, 2019	December 31, 2018
	(dollars in thousands)
Balance, beginning of period	$11,056	$10,656
Provision for loan losses	350	400
Charge-offs	(2)	(17)
Recoveries	22	17
Net recoveries	20	—
Balance, end of period	$11,426	$11,056

Annualized net recoveries to average loans	0.01%	—%

Credit Quality (1)

	March 31, 2019	December 31, 2018
	(dollars in thousands)
Accruing loans past due 90 days or more	$—	$—
Non-accrual loans	1,090	1,130
Troubled debt restructurings on non-accrual	580	590
Total nonperforming loans	1,670	1,720
Foreclosed assets	—	—
Total nonperforming assets	$1,670	$1,720
Troubled debt restructurings - on accrual	$326	$327

Nonperforming loans as a percentage of total loans held for investment	0.13%	0.14%
Nonperforming loans as a percentage of total assets	0.10%	0.11%
Allowance for loan losses as a percentage of total loans held for investment	0.90%	0.88%
Allowance for loan losses as a percentage of nonperforming loans	684.60%	642.04%
Accruing loans held for investment past due 30 - 89 days	$2,602	$484

(1) Excludes purchased credit impaired loans with a carrying value of $2.6 million at March 31, 2019 and December 31, 2018.

First Choice Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation

This press release contains certain non-GAAP financial disclosures for: (1) efficiency ratio, (2) adjusted efficiency ratio, (3) adjusted net income, (4) adjusted return on average assets, (5) adjusted return on average equity, (6) return on average tangible common equity, (7) adjusted return on average tangible common equity, (8) tangible common equity ratio, and (9) tangible book value per share. The Company believes the presentation of certain non-GAAP financial measures assists investors in evaluating our financial results. In particular, the use of return on average tangible common equity, tangible common equity ratio, and tangible book value per share is prevalent among banking regulators, investors and analysts. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

The tables below present the reconciliations of certain GAAP financial measures to the related non-GAAP financial measures:

	For the three months ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Efficiency Ratio	(dollars in thousands)
Noninterest expense (numerator)	$10,694	$10,833	$6,677
Less: merger, integration and public company registration costs	—	859	374
Noninterest expense without merger, integration and public company registration costs (numerator)	$10,694	$9,974	$6,303

Net interest income	$19,192	$19,502	$9,552
Plus: Noninterest income	2,116	1,563	563
Total net interest income and noninterest income (denominator)	$21,308	$21,065	$10,115
Efficiency ratio	50.2%	51.4%	66.0%
Adjusted efficiency ratio (excluding merger, integration and public company registration costs)	50.2%	47.3%	62.3%

Return on Average Assets, Equity, Tangible Equity
Net income	$7,008	$6,713	$2,379
Add: After-tax merger, integration and public company registration costs	—	606	352
Adjusted net income	$7,008	$7,319	$2,731

Average assets	$1,523,257	$1,562,174	$894,457
Average shareholders’ equity	248,168	247,526	107,389
Less: Average intangible assets	79,928	80,125	—
Average tangible common equity	$168,240	$167,401	$107,389

Return on average assets	1.8%	1.7%	1.1%
Adjusted return on average assets	1.8%	1.9%	1.2%

Return on average equity	11.3%	10.8%	8.9%
Adjusted return on average equity	11.3%	11.8%	10.2%

Return on average tangible common equity	16.7%	16.0%	8.9%
Adjusted return on average tangible common equity	16.7%	17.5%	10.2%

First Choice Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation (continued)

Tangible Common Equity Ratio/	March 31,	December 31,	March 31,
Tangible Book Value Per Share	2019	2018	2018
	(dollars in thousands, except per share amounts)
Shareholders’ equity	$248,135	$248,069	$106,481
Less: Intangible assets	79,805	80,001	—
Tangible common equity	$168,330	$168,068	$106,481

Total assets	$1,649,759	$1,622,501	$947,676
Less: Intangible assets	79,805	80,001	—
Tangible assets	$1,569,954	$1,542,500	$947,676

Equity to assets ratio	15.0%	15.3%	11.2%
Tangible common equity ratio	10.7%	10.9%	11.2%

Shares outstanding	11,650,020	11,726,074	7,251,584
Book value per share	$21.30	$21.16	$14.68
Tangible book value per share	$14.45	$14.33	$14.68